FOR IMMEDIATE RELEASE

Resonant Inc. Reports 2015 Financial Results and Provides Business Update
-- Management to Host a Conference Call Today at 1:30 p.m. PT/4:30 p.m. ET --

GOLETA, Calif. - March 23, 2016 -- Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency front-ends (RFFEs) that specializes in delivering designs for difficult bands and complex requirements, today announced financial results for the year ended December 31, 2015 and provided a business update.

Chief Executive Officer Terry Lingren stated: “I am excited by our expanding relationships with targeted customers. These relationships show significant promise for advancing into formal royalty arrangements that would enable us to realize the benefits of our proprietary design platform by seeing our filters incorporated into phones. With five products currently under development, we have a combination of projects that include more straightforward surface acoustic wave, or SAW, duplexer designs, as well as more demanding, difficult-band designs. Of particular significance, we continued to expand our design capabilities for difficult bands that enable a SAW duplexer to make a big leap in performance comparable to that of a bulk acoustic wave, or BAW duplexer.

“Furthermore, we are seeing increased interest in our ability to design quadplexers and already have simulations showing very good performance on key metrics. As a result of our work over the course of the last year on single-band filters/duplexers as well as multiplexers, we can confidently state that we can create designs for difficult bands and complex requirements which can be manufactured for approximately half the cost and developed in approximately half the time compared to traditional filter design approaches.

“We continue to believe that a reconfigurable, or tunable, filter presents a tremendous opportunity for Resonant.  While we continue to advance this important project, we have prioritized our resources to focus on customer engagements and opportunities that have the potential to deliver near term revenue and further enhance the capabilities of our design platform. It is through this validation process that we are confident our technology, tools and talent make Resonant competitive and favorably positioned in the market,” concluded Lingren.

Recent Officer and Director Appointments

•
In February, named George B. Holmes President and Chief Commercial Officer and appointed him to Resonant’s Board of Directors. Mr. Holmes brings to Resonant more than 30 years of leadership experience in sales & marketing and executive management spanning a broad range of technologies, including semiconductor, optical components and systems and sub-systems for telecom and CATV.

•
In February, named Michael J. Fox, Founder and Chief Executive Officer of Park City Capital, LLC, a value-oriented investment management firm, and major shareholder, to Resonant’s Board as an independent director.

Customer Engagements

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In February, Resonant revised and expanded its Memorandum of Understanding (MOU) with a Tier One customer to cover the original band under development as well as a second band. Both are SAW designs for two traditionally BAW-only bands. The revised and expanded MOU includes upfront and milestone payments that cover a portion of the anticipated development costs that are specific to this customer’s requirements. These payments are consistent with Resonant’s expectations that customers also commit funds to such customer-initiated projects.

•	On March 8, Resonant entered into a MOU with a new customer to develop SAW duplexer designs for three separate bands. This MOU includes upfront and milestone payments.

Technology Development

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During the fourth quarter of 2015, based upon requests from potential customers, Resonant performed initial design feasibility work on a multiplexer that would allow four RF paths (two transmit and two receive) to operate simultaneously, defined as a quadplexer, allowing Carrier Aggregation (CA) for both receive and transmit paths. Resonant’s ISN® technology is ideally suited to this difficult filter design problem that covers a wide frequency range with much more demanding performance requirements.

•
During 2015, Resonant produced initial parts for a filter that reconfigures, or tunes, between two bands, parts of which are currently being optimized. The Company also continued development of a filter reconfigurable between three bands, resources permitting.

•	Resonant’s first Band 3 filter design remains a valuable marketing tool and is of interest to prospective customers.

Financial Results for 2015 Compared with 2014

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Research and development expenses for 2015 totaled approximately $3.6 million, compared with $2.5 million for 2014, due to higher costs associated with an increase in headcount and the associated activity on various duplexer designs.

•	General and administrative expense for 2015 totaled approximately $4.1 million, compared with $2.3 million in 2014.

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Operating loss in 2015 totaled $9.7 million, compared with $6.1 million in 2014. This increase was primarily due to higher R&D costs associated with a greater number of projects, as well as higher G&A expenses that were consistent with planned growth and costs associated with being a public company.

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On a non-GAAP basis, adjusted EBITDA for 2015, which excludes non-cash charges for stock-based compensation and depreciation and amortization, was $(7.6) million, or $(1.06) per fully diluted share. This compared with non-GAAP adjusted EBITDA for 2014 of $(4.8) million, or $(1.06) per fully diluted share.

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The net loss for 2015 remained relatively flat at $9.7 million, compared with 2014. Diluted net loss per share in 2015 was $1.36, and was based on 7.2 million shares outstanding. Diluted net loss per share in 2014 was $2.16, and was based on 4.5 million shares outstanding.

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Cash and investments at December 31, 2015 totaled $5.5 million, compared with $13.8 million at December 31, 2014. Management believes it has sufficient cash to support planned operations through the second quarter of 2016.

Conference Call
Investors interested in participating in today’s live call can dial 1-877-407-3982 from the U.S. or 1-201-493-6780 from international locations. A telephone replay will also be available approximately three hours after the call concludes and will run through March 30 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13632144. The replay will also be posted to the IR section of the Resonant website at: http://ir.resonant.com/ir-calendar and will be available for 60 days.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation. The Company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the company's internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant’s ISN® Technology
Resonant can create designs for hard bands and complex requirements that can be manufactured for half the cost and developed in half the time of traditional approaches. Our large suite of proprietary mathematical methods and software design tools and network synthesis techniques enable us to explore a much bigger set of possible solutions and quickly derive the better ones.  These improved filters still use existing manufacturing methods (i.e. SAW) that perform as well as those using higher cost methods (i.e. BAW). While most of the industry models surface acoustic wave filters using a coupling-of-modes (COM) model, Resonant uses circuit models, which are computationally much faster. These highly accurate models are based entirely on fundamental material properties and dimensions. Resonant’s method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab.  In addition, because our models are fundamental, integration with our foundry and fab customers is eased -- our models speak the “fab language” of basic material properties and dimensions.

About Resonant® Inc.
Resonant is creating innovative filter designs for the RF front-end for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for analog signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise. For more information, please visit www.resonant.com.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements that include the following subjects, among others:  the status of filter designs under development, the performance and capabilities of Resonant’s technology and designs, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for Resonant’s designs, the timing and amount of future royalty streams, the expected duration of Resonant’s capital resources, the impact of Resonant’s designs on the mobile device market, and its business strategy.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  Resonant’s limited operating history; Resonant’s ability to complete designs that meet customer specifications; the ability of its customers (or their manufacturers) to fabricate our designs in commercial quantities; dependence on a small number of customers; the ability of Resonant’s designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders Resonant’s designs less useful or obsolete; Resonant’s ability to find, recruit and retain the highly skilled personnel required for the design process in sufficient numbers to support growth; the ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by Resonant’s forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Resonant’s most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and the Company expressly disclaims any obligation or undertaking to update forward-looking statements.
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Contacts
Resonant Inc.
Ina McGuinness
805-308-9803
IR@resonant.com

MZ North America
Matt Hayden
1-949-259-4986
Matt.hayden@MZGroup.us

Resonant Inc.
Condensed Consolidated Statements of Operations

	Year Ended December 31, 2015	Year Ended December 31, 2014
REVENUE
OPERATING EXPENSES
R&D expenses	$3,554,000	$2,534,000
G&A expenses	4,085,000	2,258,000
Stock Compensation	1,611,000	1,087,000
Depreciation and amortization	491,000	220,000
TOTAL OPERATING EXPENSES	9,741,000	6,099,000
OPERATING LOSS	(9,741,000)	(6,099,000)
OTHER INCOME (EXPENSE)
Interest income	27,000	29,000
Interest expense	0	(2,808,000)
Fair value adjustments to warrant and derivative liabilities	0	(2,016,000)
Other income	0	1,164,000
TOTAL OTHER INCOME (EXPENSE)	27,000	(3,631,000)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(9,714,000)	(9,730,000)
Provision for income taxes	(1,000)	(1,000)
NET LOSS	$(9,715,000)	$(9,731,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(1.36)	$(2.16)
Weighted average shares outstanding — basic and diluted	7,160,567	4,510,242

Resonant Inc.
Condensed Consolidated Balance Sheets

	December 31, 2015	December 31, 2014

ASSETS
Cash and cash equivalents	$2,501,000	$5,803,000
Investments held-to-maturity	3,006,000	8,000,000
TOTAL CURRENT ASSETS	5,645,000	13,908,000
PROPERTY AND EQUIPMENT, NET	992,000	1,041,000
TOTAL NONCURRENT ASSETS	930,000	515,000
TOTAL ASSETS	$7,567,000	$15,464,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$1,079,000	$720,000
TOTAL LONG-TERM LIABILITIES	20,000	54,000
STOCKHOLDERS’ EQUITY
Common stock	7,000	7,000
Additional paid-in capital	37,373,000	35,880,000
Accumulated deficit	(30,912,000)	(21,197,000)
TOTAL STOCKHOLDERS’ EQUITY	6,468,000	14,690,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,567,000	$15,464,000

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Year Ended December 31, 2015	Year Ended December 31, 2014

Net loss (GAAP)	$(9,715,000)	$(9,731,000)
Add (subtract) the following items:
Interest expense	—	2,808,000
Fair value adjustments to warrant and derivative liabilities	—	2,016,000
Other income	—	(1,164,000)
Stock Compensation	1,611,000	1,087,000
Depreciation and amortization	491,000	220,000
Adjusted EBITDA (non-GAAP)	$(7,613,000)	$(4,764,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(1.06)	$(1.06)
Weighted average shares outstanding — basic and diluted	7,160,567	4,510,242